SUNRISE PROVIDES STATUS REPORT ON SPECIAL INDEPENDENT COMMITTEE INVESTIGATION; PROVIDES UPDATES ON MANAGEMENT’S INTERNAL CONTROL REVIEW EFFORTS AND ON LEGAL PROCEEDINGS

MCLEAN, Va., September 28, 2007 /PRNewswire-FirstCall/ -- Sunrise Senior Living, Inc. (NYSE: SRZ) today announced an update on the status of the independent investigation being conducted by the Special Independent Committee of its Board of Directors, provided an update on management’s Sarbanes-Oxley Section 404 internal control review efforts and provided an update on legal proceedings.

Special Independent Committee Investigation

As previously disclosed, in December 2006, Sunrise’s Board of Directors established a Special Independent Committee to review certain allegations made by the Service Employees International Union (“SEIU”) that questioned the timing of certain stock option grants to Sunrise directors and officers over a period of time, and stock sales by certain directors in the months prior to the May 2006 announcement of the Company’s accounting review. As also previously disclosed, in March 2007, Sunrise’s Board of Directors expanded the scope of the Special Independent Committee’s mandate to include the review of facts and circumstances relating to the historical accounting treatment of certain categories of transactions in the pending restatement, and to develop recommendations regarding any remedial measures, including those pertaining to internal controls and processes over financial reporting, that it may determine to be warranted. The Special Independent Committee, advised by its independent counsel, WilmerHale, has been conducting that investigation. In support of the investigation, WilmerHale engaged FTI Consulting, Inc. and Huron Consulting Group, forensic accounting firms, to provide technical accounting guidance and analysis, as well as to assist with document collection and review, interview support, and transaction review.

The Special Independent Committee has now concluded the fact-finding portion of its investigation with respect to three issues. The first involves the timing of certain stock option grants. The second involves the facts and circumstances with respect to two significant categories of errors in the pending restatement relating to real estate accounting: accounting for the effect of certain Sunrise guarantees and commitments on timing of sale accounting and recognition of income upon sale of real estate; and accounting for allocation of profits and losses in those ventures in which Sunrise's partners received a preference on cash flow. The third involves whether directors and executive officers had non-public knowledge of possible accounting errors related to these real estate transactions prior to Sunrise’s May 2006 announcement of its accounting review.

As described in greater detail below, the Special Independent Committee found:

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no evidence of backdating or other intentional misconduct with respect to the grants on the 38 grant dates examined, including those specifically questioned by the SEIU, or the possible errors identified by the Special Independent Committee in the accounting for stock options;

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no evidence of an intention to reach an inappropriate accounting result with respect to the two categories of real estate accounting errors reviewed, no knowledge that these accounting errors were incorrect at the time they were made, and no evidence that information was concealed from review by the external auditors at the time the accounting judgments were made; and

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no evidence that any director or officer who traded in the months prior to the announcement of the accounting review had material non-public information relating to either of these two categories of real estate accounting errors.

The investigation of the Special Independent Committee is continuing with respect to certain other categories of restatement items and issues identified in work done to date, primarily related to certain accruals and reserves, which may produce material adjustments to the Company’s historical financial statements in addition to those previously disclosed by the Company, and with respect to remedial recommendations.  Based on the current status of its review, the Special Independent Committee expects to complete its review by December 15, 2007.

The Special Independent Committee believes that its investigation of the three issues reported on today was comprehensive and thorough. The investigation included the collection and review, by manual inspection, electronic word search and other means, of more than 2.5 million electronic and hard copy documents and interviews of 37 individuals, including current and former employees, current and former directors and audit engagement team members of its external auditor, Ernst & Young, LLP (“E&Y”). The Special Independent Committee held frequent in-person meetings throughout the course of the investigation, as well as regular update calls and other communications with WilmerHale and its experts. The Company and its officers, employees and directors cooperated fully with the investigation. The Special Independent Committee and WilmerHale also received good cooperation from other individuals, including E&Y professionals and former employees of the Company.

Options Investigation. With respect to its options investigation, the Special Independent Committee comprehensively examined grants made on 14 grant dates comprising approximately 46% of the options granted during the period from June 1996 (when the Company went public through an IPO) to May 2006. Those grants included all of the grants specifically questioned by SEIU, including all grants at the four lowest quarterly closing stock prices for Sunrise stock in each quarter that involved more than 80,000 shares (split-adjusted) regardless of the recipients; and all of the grants at the four lowest monthly closing stock prices in each month that involved grants to directors or executive officers regardless of size, or grants of more than 500,000 shares (split-adjusted) in aggregate. The Special Independent Committee also reviewed certain limited written material on additional grants made on 24 other grant dates, which represent all of the remaining post-IPO grants involving 20 or more employees, officers and/or directors and/or one or more senior Sunrise officers. Based on its review of this written material for the 24 different grant dates, the Special Independent Committee concluded that no further review of those grants was warranted. The Special Independent Committee found no evidence of backdating or other intentional misconduct in connection with the award of grants that were examined.

The Special Independent Committee identified a number of accounting issues under U.S. Generally Accepted Accounting Principles (“GAAP”) in connection with certain of these option grants. The Special Independent Committee concluded that these accounting issues did not result from intentional misconduct by Company employees. Evidence developed during the course of the investigation indicates that these accounting issues were caused, or contributed to, by a variety of different factors, including but not limited to the improper application of GAAP, lack of technical expertise regarding appropriate GAAP standards, inadequate or poor recordkeeping, and inadequate controls. The grants identified by the Special Independent Committee investigation with possible accounting issues that have the potential to affect the accuracy of the Company’s previously reported financial results include:

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The September 1998 option repricing, after which a substantial period of time elapsed from the date the Stock Option Committee approved the repricing and when most employees signed their repricing acknowledgments, and during which the Company’s stock price increased substantially.

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Grants made in 2000 and 2001 in connection with an opportunity provided to certain employees with options exercisable above the then applicable market price to cancel those options and receive new, market-priced options.

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Three grants in which the exercise price for the options was set at the closing price for the Company’s stock on the date of the grant, rather than at the closing price of the trading date immediately prior to the date of the grant, as contemplated by the terms of the Company’s stock option plans.

•	Certain grants which lacked sufficient documentation to determine when the stock option grant was authorized.

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Certain grants in connection with which the Company corrected administrative errors retroactively, which included adding grants to new hires who had been inadvertently omitted from a recommendation list and correcting the number of options granted to individuals.

•	Certain grants in which the Company modified the terms of a grant after it was made.

•	Certain grants in which the Company granted options to consultants but accounted for such options as grants issued to employees.

The Special Independent Committee has provided its findings to the Company. As disclosed in the Company’s July 25, 2007 press release, the Company has concluded that errors were made in connection with the accounting for the September 1998 repricing and certain other stock option grants.

The Company is in the process of quantifying the amount of the non-cash stock compensation expense that it will be required to record as part of its restatement related to the 1998 repricing and these other stock option grants, which amount is likely to be material. The Company has retained Navigant Consulting, Inc. to assist with stock compensation matters. Once the Company has quantified such amount and E&Y has reviewed the Company’s calculation, the Company will promptly report such amount. The Company is also reviewing whether there are any tax impacts with respect to the accounting errors relating to stock options.

Review of Two Significant Categories of Real Estate -Related Accounting Errors. The Special Independent Committee also has concluded its fact finding on:

•	the accounting for the effect of certain Sunrise guarantees and commitments on timing of sale accounting and recognition of income upon sale of real estate; and

•	the accounting for allocation of profits and losses in those ventures in which Sunrise's partners received a preference on cash flow.

Errors in the first category resulted from erroneous judgments made by the Company regarding the proper application of GAAP to account for sales of real estate where Sunrise had continuing involvement in the real estate in the form of guarantees and preferences to partners. The nature of certain guarantees and their duration and the recognition of the sales and/or income from the sales of the property were not concealed from review by the external auditors at the time the accounting judgments were made. Based on the totality of the evidence available to the Special Independent Committee, the Special Independent Committee concluded that this large group of errors did not result from an intention to reach an inappropriate accounting result and that the erroneous accounting judgments in this category were not known to be incorrect at the time they were made.

Errors in the second category resulted from failure by the Company to understand relevant accounting guidance regarding accounting for preferences in distributions of income to joint venture partners. The preferences were contained in written transaction documents and the accounting analyses for these preferences were documented in writing and reviewed by the company’s external auditors in a timely manner. Based on the totality of the evidence available to the Special Independent Committee, the Special Independent Committee concluded that these errors did not result from an intention to reach an inappropriate accounting result and that the erroneous accounting analyses were not known to be incorrect at the time they were prepared.

Review of Insider Trading by Certain Directors and Executive Officers. The Special Independent Committee investigated whether certain directors and executive officers had material, non-public knowledge of the two real estate accounting errors discussed above when they sold Sunrise stock in the months prior to May 2006 when Sunrise announced its accounting review. The Special Independent Committee concluded that Sunrise’s executive officers and members of its Board of Directors had no such knowledge at the time that any of those trades were made.

Sarbanes-Oxley Section 404 Internal Control Review Efforts of Management

As previously disclosed by the Company, the occurrence of a restatement of previously issued financial statements is a strong indicator that material weaknesses in internal controls exist. In connection with the Company’s pending restatement of its historical financial statements, the Company’s management is evaluating management’s report on internal controls included in the Company’s previously filed Annual Report on Form 10-K for the year ended December 31, 2005 to assess the effectiveness of its internal control over financial reporting as of December 31, 2005. To date, the Company’s management has preliminarily identified the following three control deficiencies:

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Lack of personnel with sufficient technical accounting expertise to determine and document the appropriate application of accounting principles. This deficiency impacted the Company’s accounting for real estate sales, capitalization of direct and indirect costs of real estate projects, equity accounting for variable interest entities, accounting for guarantees and accounting for stock options.

•	Lack of policies and procedures to ensure proper accounting of significant transactions. This deficiency impacted the Company’s accounting for real estate sales and equity accounting.

•	Lack of a sufficient level of experienced personnel to enable the Company to close its books in a timely and accurate manner.

Additional control deficiencies may be identified by the Company’s management or the Special Independent Committee as part of its ongoing review. At the present time, the Company’s management expects to conclude that some of the identified control deficiencies were material weaknesses as of December 31, 2005. In addition, E&Y’s audit reports are also expected to concur with management’s preliminary conclusions regarding weaknesses in internal controls over financial reporting by the Company as of December 31, 2005.  The Audit Committee and management have been evaluating appropriate remediation measures to address these control deficiencies and intend to develop and oversee a comprehensive remediation plan to address these control deficiencies.

The Company’s management believes the accounting errors previously disclosed by the Company indicate a need to improve the quality and staffing of the Company’s internal accounting resources. The following are among the changes implemented by the Company to date, which are in addition to any remedial measures that may be recommended by the Special Independent Committee and adopted by the Board following completion of the Special Independent Committee investigation:

•	New Chief Financial Officer. As previously disclosed, on September 6, 2007, Richard J. Nadeau was hired as the Company’s new Chief Financial Officer.

•	New Chief Accounting Officer. As previously disclosed, in April 2006, Julie A. Pangelinan was hired as the Company’s new Chief Accounting Officer.

•	Expansion of Accounting Policy Group. The Company has expanded its accounting policy group from one professional to six professionals, including five certified public accountants.

•	SOX Compliance. In October 2006, the Company hired a Senior Director of SOX Compliance, who reports to the Chief Accounting Officer.

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Other Additional Accounting Personnel. In June 2006, the Company added the position of Assistant Controller. In October 2006, the Company named a new Controller. The Company has also added four additional staff members in the financial reporting group, three additional corporate staff members in the international reporting group and three additional staff members in the operations accounting group.

Separately, at the Board level and as previously disclosed, in June 2007, the Company’s Board of Directors appointed Stephen D. Harlan as a new member of the Board and as a member of the Audit Committee. In connection with his appointment to the Audit Committee, the Board determined that Mr. Harlan qualified as an "audit committee financial expert" as defined under the rules of the SEC.

As also previously disclosed, effective September 5, 2007 Sunrise’s Board of Directors also appointed Lynn Krominga as a new member of the Board. On September 28, 2007, the Board of Directors appointed Ms. Krominga as a member of the Audit Committee.

Update on Legal Proceedings

CGB Occupational Therapy. As previously disclosed, Sunrise is a defendant in a lawsuit filed by CGB Occupational Therapy, Inc. (“CGB”) in September 2000 in the U.S. District Court for the Eastern District of Pennsylvania. CGB provided therapy services to two nursing home communities in Pennsylvania that were owned by RHA Pennsylvania Nursing Homes (“RHA”) and managed by one of Sunrise’s subsidiaries. In 1998, RHA terminated CGB’s contract. In its lawsuit, CGB alleged, among other things, that in connection with that termination, Sunrise tortiously interfered with CGB’s contractual relationships with RHA and several of the therapists that CGB employed on an at-will basis. In a series of court decisions during 2002 through 2005, CGB was awarded compensatory damages of $109,000 and punitive damages of $2 million. In 2005, Sunrise appealed the punitive damages award. On August 23, 2007, a panel of the U.S. Court of Appeals for the Third Circuit vacated the $2 million punitive damages award and remanded the case with instructions that the district court enter a new judgment for punitive damages in the amount of $750,000. On September 5, 2007, CGB filed a petition for rehearing with the U.S. Court of Appeals for the Third Circuit. That petition was denied on September 24, 2007. Either party may file a petition for certiorari in the Supreme Court by December 24, 2007.

Trinity OIG Investigation and Qui Tam Action. As previously disclosed, on September 14, 2006, Sunrise acquired all of the outstanding stock of Trinity Hospice, Inc. (“Trinity”) for a purchase price of approximately $76 million. As a result of this transaction, Trinity became an indirect, wholly owned subsidiary of Sunrise. On January 3, 2007, Trinity received a subpoena from the Phoenix field office of the Office of the Inspector General of the Department of Health and Human Services ("OIG") requesting certain information regarding Trinity’s operations in three locations for the period between January 1, 2000 through June 30, 2006, a period that is prior to the Company’s acquisition of Trinity. The Company was advised that the subpoena was issued in connection with an investigation being conducted by the Commercial Litigation Branch of the U.S. Department of Justice and the civil division of the U.S. Attorney's office in Arizona. The subpoena indicates that the OIG is investigating possible improper Medicare billing under the Federal False Claims Act (“FCA”). In addition to recovery of any Medicare reimbursements previously paid for false claims, an entity found to have submitted false claims under the FCA may be subject to treble damages plus a fine of between $5,500 and $11,000 for each false claim submitted. Trinity has complied with the subpoena and continues to supplement its responses as requested.

On September 11, 2007, Trinity and Sunrise were served with  a Complaint filed on September 5, 2007 in the United States District Court for the District of Arizona.  That filing amended a Complaint filed under seal on November 21, 2005 by four former employees of Trinity under the qui tam provisions of the FCA.  The qui tam provisions authorize persons (“relators”) claiming to have evidence that false claims may have been submitted to the United States to file suit on behalf of the United States against the party alleged to have submitted such false claims Qui tam suits remain under seal for a period of at least 60 days to enable the government to investigate the allegations and to decide whether to intervene and litigate the lawsuit, or, alternatively, to decline to intervene, in which case the qui tam Plaintiff, or "relator," may proceed to litigate the case on behalf of the United States. Qui tam relators are entitled to 15% to 30% of the recovery obtained for the United States by trial or settlement of the claims they file on its behalf.  On June 6, 2007, the Department of Justice and the U.S. Attorney for Arizona filed a Notice with the Court advising of its decision not to intervene in the case, indicating that its investigation was still ongoing. This action followed previous applications by the U.S. Government for extensions of time to decide whether to intervene. As a result, on July 10, 2007, the Court ordered the Compliant unsealed and the litigation to proceed. The matter is therefore currently being litigated by the four individual relators. However, under the FCA, the U.S. Government could still intervene in the future.  The amended Complaint alleges that during periods prior to the acquisition by Sunrise, Trinity engaged in certain actions intended to obtain Medicare reimbursement for services rendered to beneficiaries whose medical conditions were not of a type rendering them eligible for hospice reimbursement and violated the FCA by submitting claims to Medicare as if the services were covered services.  The relators allege in their amended Complaint that the total loss sustained by the United States is probably in the $75 million to $100 million range. The original Complaint named KRG Capital, LLC (an affiliate of former stockholders of Trinity) and Trinity Hospice LLC (a subsidiary of Trinity) as defendants. The amended Complaint names Sunrise Senior Living, Inc., KRG Capital, LLC and Trinity as defendants. The lawsuit is styled United States ex rel. Joyce Roberts, et al., v. KRG Capital, LLC, et al., CV05 3758 PHX-MEA (D. Ariz.).

Sunrise is unable at this time to estimate the possible loss or range of loss relating to this matter.

IRS Audit. By letter dated August 28, 2007, the Company was advised that the Internal Revenue Service will be auditing its federal income tax return for the year ended December 31, 2005. The Company believes that the audit will consider the pending restatement of the Company’s historical financial statements. On September 27, 2007, the Company was orally advised that the IRS will also be auditing the Company’s employment tax returns.

Lawsuit Filed by Former CFO. On September 18, 2007, Bradley B. Rush, the Company’s former Chief Financial Officer, filed suit against the Company in the Circuit Court of Fairfax County, Virginia, relating to the termination of his employment. As previously disclosed, on April 23, 2007, Mr. Rush was suspended with pay. The action was taken by the Board of Directors following a briefing of the independent directors by Wilmer Hale, independent counsel to the Special Independent Committee. The Board concluded, among other things, that actions taken by Mr. Rush were not consistent with the document retention directives issued by the Company. Mr. Rush’s employment thereafter was terminated on May 2, 2007. Mr. Rush’s lawsuit asserts that his termination was part of an alleged campaign of retaliation against him for purportedly uncovering and seeking to address accounting irregularities, and it contends that his termination was not for “cause” under the Company’s Long Term Incentive Cash Bonus Plan and prior awards made to him of certain stock options and shares of restricted stock, to which he claims entitlement notwithstanding his termination. Mr. Rush also asserts a claim for defamation arising out of comments attributed to the Company concerning the circumstances of his earlier suspension of employment. His complaint seeks compensatory damages in an amount of not more than $13 million, and punitive damages in an amount of not more than $350,000. The Company believes that the allegations in Mr. Rush’s complaint lack both factual and legal merit, and it intends to defend vigorously against his claims.

About Sunrise Senior Living

Sunrise Senior Living, a McLean, Va.-based company, employs approximately 40,000 people. As of June 30, 2007, Sunrise operated 453 communities in the United States, Canada, Germany and the United Kingdom, with a combined capacity for more than 53,000 residents. At quarter end, Sunrise also had 38 communities under construction in these countries with a combined capacity for 6,000 additional residents. Sunrise offers a full range of personalized senior living services, including independent living, assisted living, care for individuals with Alzheimer’s and other forms of memory loss, as well as nursing, rehabilitative and hospice care. Sunrise’s senior living services are delivered by staff trained to encourage the independence, preserve the dignity, enable freedom of choice and protect the privacy of residents. To learn more about Sunrise, please visit http://www.sunriseseniorliving.com.

Forward-Looking Statements

Certain matters discussed in this press release - including the expected timing for completion of the Special Independent Committee’s review - may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although Sunrise believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, there can be no assurances that its expectations will be realized. Sunrise’s actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors, including, but not limited to, completion of the Company’s restatement of its historical financial statements, identification of any additional matters requiring restatement, the length of time needed for Sunrise to complete the restatement and for Ernst & Young LLP to complete its procedures for any reason, including the detection of new errors or adjustments, the time required for the Special Independent Committee to complete its review, including with respect to any necessary remedial measures, and for the Company to clear comments with the SEC, the findings of the Special Independent Committee review, including with respect to any necessary remedial measures, the time required for the Company to prepare and file an amended 2005 Form 10-K and its Form 10-Qs for the first three quarters of 2006, its 2006 Form 10-K and its Form 10-Qs for the first and second quarters of 2007 and its Form 10-Qs for subsequent quarters that are delayed, the outcome of the SEC’s investigation, the outcome of pending putative class action and derivative litigation, the outcome of the Trinity OIG investigation and qui tam proceeding, the outcome of the IRS audit of the Company’s tax return for the tax year ended December 31, 2005 and employment tax returns, the outcome of the exploration of strategic alternatives, the delisting of the Company's stock from the NYSE in the event the Company does not file its 2006 Form 10-K prior to the expiration of its NYSE listing extension, the Company’s ability to comply with the terms of the amendment of its bank credit facility or to obtain a further extension of the period for providing the lenders with required financial information, development and construction risks, acquisition risks, licensing risks, business conditions, competition, changes in interest rates, the Company’s ability to manage its expenses, market factors that could affect the value of the Company’s properties, the risks of downturns in general economic conditions, satisfaction of closing conditions, availability of financing for development and acquisitions and other risks detailed in the Company’s annual report on Form 10-K filed with the SEC. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

SOURCE: Sunrise Senior Living

CONTACT: Lisa Mayr, Vice President, Investor Relations and Capital Market, Sunrise Senior Living, +1-703-744-1787 CO: Sunrise Senior Living